Phoenix Life Sciences International Limited. 8-K

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made this 18th day of September, 2018 (“Execution Date” or “Closing Date”), Phoenix Life Sciences International Limited, a Canada (BC) Company (hereinafter “Phoenix Life”) and Phoenix Life Sciences International, Limited. (FKA Stem Bioscience, Inc.), a Nevada corporation (hereinafter, the “Company”).

RECITALS

A.

the Company was formerly business of cultivating, manufacturing, and selling Cannabidiol products, and is currently investigating business opportunities in industrial hemp based products.

B.

The respective Boards of Directors of Phoenix Life and the Company have each approved the merger of Phoenix Life with and into the Company, with the Company surviving (“Merger”), upon the terms and subject to the conditions set forth in this Agreement.

C.

The respective Boards of Directors Phoenix Life and the Company have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of their respective stockholders.

D.

The Parties desire to make certain representations, warranties, covenants, each to the other, and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

1.1

THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable provisions of the Nevada Revised Statutes (“NRS”), Phoenix Life shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). Following the Effective Time, the separate corporate existence of Phoenix Life shall cease and the Company shall be the surviving corporation (“Surviving Corporation”) and shall succeed to and assume all of the rights and obligations of the Company in accordance with the NRS.

1.2

CLOSING. The closing of the Merger ("Closing") will take place at a time, date, and location to be specified by the parties ("Closing Date").

1.3

EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the NRS, and the parties shall make all other filings or recordings required under the NRS. The Merger shall become effective at such time as the Certificate of Merger is duly filed with and declared effective by the Secretary of State of Nevada, or at such subsequent date or time as the Company and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

1.4

STATUTORY EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the NRS.

1.5

CERTIFICATE OF INCORPORATION. The laws which are to govern the Surviving Corporation are the NRS. At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable laws. The Plan of Merger is attached hereto as Exhibit 1.5.

1.6

BYLAWS. The bylaws of the Company in effect immediately prior to the Closing shall be the bylaws of the Surviving Corporation and shall continue in full force and effect until changed, altered or amended as provided therein and in the manner prescribed by Nevada law.

1.7

DIRECTORS AND OFFICERS. The directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and bylaws of the Surviving Corporation. Immediately after the Effective Time, the initial directors and officers of the Surviving Corporation shall resign, and the Surviving Corporation shall appoint Martin Tindall as Director and Chief Executive officer; reappoint Lewis Humer as Director; and appoint Stephen Cornford as Director.

1.8

RESERVED

1.9

CLOSING DELIVERIES.

(a)

Company Deliveries. At Closing, the Company shall deliver to Phoenix Life each of the following, together with any additional items which the Company may reasonably request to effect the transactions contemplated herein:

(i)

a certified copy of the corporate resolutions of the Board of Directors of the Company authorizing and approving the Merger and the execution, delivery, and performance of this Agreement and all other documents, instruments and agreements contemplated by this Agreement by the Company together with an incumbency certificate with respect to officers of the Company executing documents or instruments on behalf of the Company.

(ii)

written consents from all persons, entities and regulatory bodies whose consent to the Merger is required by law;

(iii)

the corporate minute books, seals and stock transfer books of the Company certified by the corporate secretary thereof as true, correct and complete;

(iv)

the Certificates of Merger duly executed by the Company;

(v)

a Registration Statement (the “Registration Statement”) on Form S-1 will be prepared and filed as soon as practicable following the Closing. Each Party shall cooperate with and shall promptly perform all actions and provide all information and documents to the other Party as required or desired by such other Party in connection with the preparation, filing, and effectiveness of this Registration Statement.

(viii)

Good Standing Certificates issued by the Secretary of State of the State of Nevada and all other states in which the Company is qualified as a foreign corporation certifying that the Company is in good standing as a corporation under the laws of said states, such certificates to be in form and substance acceptable to Phoenix Life;

(ix)

verification of the submission of a name and symbol change with FINRA;

(x)

resignation letters from all officers and directors of the Company, to be delivered immediately after the Effective Time

(xi)

engagement of counsel to finalize resolution of all outstanding IRS liabilities for the Company, its Directors, and its Officers (such resolution to occur within 90 days of closing); and

(xii)

any other documents or agreements contemplated hereby or necessary or appropriate to consummate the transactions contemplated hereby.

(b)

Stockholder Deliveries. At Closing each Common Stockholder shall deliver to Phoenix Life a document appropriate to each Stockholder evidencing such Stockholder’s approval of the Merger and the execution, delivery, and performance of this Agreement and all other Transaction Documents (as defined below).

(c)

Phoenix Life Deliveries. At Closing, Phoenix Life shall deliver to the Company or Common stockholders, as appropriate, each of the following, together with any additional items which the Company or Common stockholders may reasonably request to effect the transactions contemplated herein:

(i)

copies of the corporate resolutions of the Board of Directors of the Company and of the Board of Directors and sole stockholder of Phoenix Life authorizing and approving the Merger and the execution, delivery and performance of this Agreement and all other documents, instruments and agreements contemplated by this Agreement by Phoenix Life, together with incumbency certificates with respect to the respective officers of Phoenix Life executing documents or instruments on behalf of Phoenix Life;

(ii)

written consents from all persons, entities and regulatory bodies whose consent to the Merger is required by law;

(iii)

the Certificates of Merger executed by Phoenix Life;

(iv)

any other documents or agreements contemplated hereby or necessary or appropriate to consummate the transactions contemplated hereby.

ARTICLE 2

EFFECT OF THE MERGER ON CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

2.1

MERGER CONSIDERATION.

(a)

RESERVED

2.2

EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Phoenix Life, the Company or Common stockholders:

(a)

Conversion of Phoenix Life Equity. Each issued and outstanding share of Phoenix Life Common Stock shall be converted into solely the Company Common Stock. Following such conversion, any and all Phoenix Life Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and Common stockholders shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(b)

Not more than 72 hours following the Closing of the Definitive Agreement, Company shall undertake corporate actions necessary to cancel any and all Series B Preferred Securities

(c)

The Parties agree and acknowledge that following Closing, new shares of the Surviving Corporation may only be issued in exchange for a capital investment or services rendered to the Surviving Corporation for a period of one (1) year following the Closing.

ARTICLE 3

OTHER COVENANTS AND AGREEMENTS

3.1

EMPLOYEE MATTERS. The Parties acknowledge and agree that at the time of closing, neither Party has any employees. Any contracts for professional services held by Phoenix Life or the Company, along with any liabilities associated therewith, shall be assigned to the Company at the time of close.

3.2

EXPENSES.

(a)

Transaction Expenses. Except as otherwise specifically provided herein, all of the expenses incurred by Phoenix Life in connection with the authorization, negotiations, preparation, execution and performance of this Agreement and other agreements referred to herein, including, without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants for the Company, and Phoenix Life, shall be paid by the entity incurring such expenses.

(b)

Stockholders' Expenses. Except as otherwise specifically provided herein, Common stockholders shall be solely responsible for paying any and all sales, use and transfer taxes incurred in connection with the transactions described herein.

3.3

CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS.

Except as may be required by law or regulation, neither party shall make any public announcement without the consent of the other, which consent shall not be unreasonably withheld.

3.4

TAX MATTERS.

(a)

Definitions. As used in this Agreement, the following terms have the specified meanings:

(i)

“Tax Authority” shall mean any United States federal, foreign, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising tax regulatory authority.

(ii)

"Tax Return" shall mean any return, amended return, estimated return, information return or statement (including any related or supporting information) filed or to be filed with any Tax Authority in connection with the determination, assessment, collection or administration of any Tax or filed by or including the Company or its Stockholders in respect of the Business.

(iii)

“Tax” or “Taxes” shall mean all taxes, charges, fees, interest, fines, penalties, additions to tax or other assessments, including without limitation, income, excise, environmental, property, sales, gross receipts, gains, transfer, occupation, privilege, employment (including social security and unemployment), use, value added, capital stock or surplus, franchise taxes, advance corporate tax and customs duties imposed by any Tax Authority, payable by the Company or relating to or chargeable against the Company's assets, revenues or income.

(b)

Cooperation of Parties. Except as otherwise provided in this Agreement, the parties hereby agree that each of them shall cooperate with the other in executing or causing to be executed any required document and by making available to the other all work papers, records and notes of any kind at all reasonable times for the purpose of allowing the appropriate party to complete Tax Returns, participate in a proceeding, obtain refunds, make any determination required under this Agreement or defend or prosecute Tax claims.

3.5

Company Indebetedness. Unless the obligee and the Company agree to an assignment or novation, all indebtedness of the Company to any financial institution shall be paid in full by the Company at Closing; provided, however, that all such indebtedness shall continue to be reflected on the books of the Surviving Corporation after Closing as a debt to the Company and shall be paid to the Company in accordance with the Company's standard terms for similar categories of debt repayment.

ARTICLE 4

REPRESENTATIONS, WARRANTIES, AND COVENANTS OF THE COMPANY

In order to induce Phoenix Life to enter into this Agreement and consummate the transactions contemplated hereby, the Company makes the following representations, warranties and covenants to Phoenix Life, each of which is material to and is relied upon by the Company.

4.1

ORGANIZATION AND AUTHORITY OF THE COMPANY. To the best of the knowledge of the Company, the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. To the best of the knowledge of the Company is duly qualified as a foreign corporation in all jurisdictions in which the conduct of its Business or the ownership of its properties requires such qualification and where the failure to have so qualified would cause a Material Adverse Effect. The Company has all necessary corporate power and authority to own, lease and operate its properties and conduct its business as it is currently being conducted. The Company does not own, directly or indirectly, any interest in any corporation, partnership, joint venture or other entity. For purposes of this Section 4.1 and this Agreement, the term “Material Adverse Effect” means a material adverse effect upon, or a material adverse change in, any of the (i) material business, assets, results of operations, properties or financial condition of the Company; (ii) the legality, validity, binding effect or enforceability of this Agreement, or (iii) the ability of the Company to perform its obligations under this Agreement.

4.2

CORPORATE POWER AND AUTHORITY; DUE AUTHORIZATION. The Company has full corporate power and authority, and Common stockholders have full power, capacity and authority, to execute and deliver this Agreement and each of the respective Transaction Documents to which the Company or Common stockholders are or will be a party and to consummate the transactions contemplated hereby and thereby. “Transaction Documents” means each of the agreements, documents and instruments referenced in this Agreement to be executed and delivered by the Company or Common stockholders respectively, except that employment agreements and non-competition agreements shall not be considered to be Transaction Documents, and shall not be subject to Article 6 hereof. The board of directors of the Company and the authorized representative of each of the Common stockholders have duly approved and authorized the execution and delivery of this Agreement and each of the respective Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings are necessary. Assuming that this Agreement and each of the Transaction Documents which are also the Company’s Transaction Documents (as defined below) constitutes a valid and binding agreement of the Companys, this Agreement and each of the Transaction Documents constitutes, or will constitute when executed and delivered, a valid and binding agreement of the Company or Common stockholders, as the case may be, in each case enforceable by Phoenix Life in accordance with its terms, subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equitable principles. The duly elected officers and directors of the Company are set forth on Schedule 4.2 attached hereto. True, correct and complete copies of the Articles of Incorporation, the bylaws and all minutes of the Company are contained in the minute books of the Company, and any stock certificates not outstanding are contained in the stock book of the Company. True, correct and complete copies of the minute books and stock books of the Company have been delivered to the Company.

4.3

OWNERSHIP OF ASSETS. The Company owns all of the assets (“Assets”) reflected on its balance sheet or used or held for use in the Business (and a valid and enforceable leasehold interest in the real and personal property which is leased), free and clear of any liens, pledges, and encumbrances.. All of the Assets used in the Business are, to the Knowledge of the Company, in good working condition, except for usual wear and tear, obsolescence, and breakdowns in accordance with historical experience.

4.4

NO CONFLICT; REQUIRED CONSENTS. The execution and delivery by the Company of this Agreement and the Transaction Documents and the consummation by the Company and Stockholders of the transactions contemplated hereby and thereby do not and will not (a) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority; (b) violate the terms of any instrument, document or agreement to which the Company is a party, or (c) to the best of the knowledge of the Company and of Common stockholders, violate the terms of any instrument, document or agreement to which to which any Stockholder is a party, or by which the Company or Stockholders or the Assets or assets of the Stockholders is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time or both) a material default under any such instrument, document or agreement, or result in the creation of any lien upon any of the property or Assets of the Company; (d) to the best of the knowledge of the Company and of the Common stockholders, violate in any material way any order, writ, injunction, decree, judgment, ruling, or, to the best of the knowledge of Company, any law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to the Company or Stockholders or relating to the Business; or (e) violate the Articles of Incorporation or bylaws of the Company. The Company is not subject to, or a party to, any mortgage, lien, lease, agreement, contract instrument, order, judgment or decree or other restriction of any kind or character which would prevent or hinder the continued operation of the Business after the Closing on substantially the same basis as theretofore operated.

4.5

OWNERSHIP OF STOCK OF The Company. The Parties acknowledge and agree that each Party has provided a correct and complete list of their respective authorized capital stock, par value per share, number of issued and outstanding shares of capital stock, number of warrants, and number of treasury shares. All outstanding shares of the Company' capital stock have been duly authorized, and are validly issued, fully paid and nonassessable and are owned of record and beneficially by the Common stockholders. No one other than the Common stockholders has any beneficial or record interest in the capital stock of the Company. Except as previously disclosed, the Company has not issued, declared or paid any dividend on, or declared or made any distribution on, or authorized the creation or issuance of, or effected any split-up or any recapitalization of, any of its capital stock of any class or, directly or indirectly, redeemed, purchased or otherwise acquired or authorized the acquisition of any of its outstanding stock or authorized or made any change in its Articles of Incorporation or agreed to take any such action and, prior to Closing, the Company will take no such action.

4.6

COMPLIANCE WITH LAWS. To the best of the knowledge of the Company, the Company and the Business are in material compliance with all applicable laws, orders, rules and regulations of all governmental bodies and agencies. The Company has not received written notice of, nor is aware of any facts or circumstances that would reasonably lead it to believe that there is or has been, any noncompliance with the foregoing.

4.7

LICENSES AND PERMITS. (i)the Company holds and is in compliance with all licenses, permits, concessions, grants, franchises, approvals and authorizations necessary or required for the use or ownership of the Company and the operation of the Business; (ii) the Company has not received within the twenty-four (24) months preceding the date of this Agreement written notice of any violations in respect of any such licenses, permits, concessions, grants, franchises, approvals or authorizations; (iii) no proceeding is pending or, to the best knowledge of the Company, is threatened, which seeks revocation or limitation of any such licenses, permits, concessions, grants, franchises, approvals or authorizations.

4.8

FINANCIAL INFORMATION. The Financial Statements provided by Phoenix Life to the Company, and by the Company to Phoenix Life present fairly in all material respects, in conformity with generally accepted accounting principles applied on a basis consistent with past practice (except for the treatment of income tax accrual and the absence of the notes required by generally accepted accounting principles), the financial condition and the results of operation of the Company and separately of its subsidiaries as of the dates of such statements and for the periods then ended.

4.9

SUFFICIENCY OF ASSETS. The assets reflected on its balance sheet, tangible and intangible, constitute all the material assets of any nature with which the Company has conducted its Business for the twelve (12) month period prior to the Closing Date, subject only to additions and deletions of fixed assets in the ordinary course of business, other than as set forth on Schedule 4.3. Except as set forth on Schedule 4.3, all material assets relating to the Business are held solely by the Company, and all agreements, obligations, expenses and transactions related the Business have been entered into, incurred and conducted only by the Company, and no affiliate of the Company owns or has any rights in or to any of the Assets, properties or rights used by the Company in the Business.

4.10

TAX RETURNS AND PAYMENTS.

(a)

Payment of Taxes. Except as otherwise disclosed by the Parties: (i) all Tax Returns, including estimated returns and reports of every kind with respect to Taxes which are due to have been filed by the Company in accordance with any applicable law, have been duly filed and are true, correct and complete in all respects; (ii) all Taxes, deposits or other payments for which the Company may have any liability through the date hereof (whether or not shown on a Tax Return), have been paid in full or are accrued as liabilities for Taxes on the books and records of the Company; (iii) the amounts so paid on or before the date hereof, together with any amounts accrued currently payable as liabilities for Taxes on the books of the Company and reflected in the Closing Balance Sheet will be adequate to satisfy all liabilities for Taxes of the Company in any jurisdiction through the Closing Date, including Taxes accruable upon income earned through the Closing Date; (iv) there are not now any extensions of time in effect with respect to the dates on which any Tax Returns or reports of Taxes were or are due to be filed; (v) all deficiencies asserted as a result of any examination of any Tax Return or report of Taxes of the Company have been paid in full accrued on its books or finally settled, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined; (vi) no claims have been asserted against the Company and no proposals or deficiencies for any Taxes are being asserted against the Company, or proposed or threatened, and no audit or investigation of any Tax Return or report of Taxes is currently underway, pending or threatened; (vii) there are no outstanding waivers or agreements by the Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notices of proposed reassessment of any property owned or leased by the Company or any other matter pending between the Company and any taxing authority; (viii) there are no liens for Taxes upon any property or assets of the Company except liens for current Taxes not yet due or payable, nor are there any liens which are pending or threatened;

4.11

CONTRACTS. The Company has previously disclosed a true, correct and complete list of all written and oral contracts, agreements, leases and other instruments to which the Company is a party including without limitation any such agreements with distributors, vendors, suppliers, customers and independent contractors (collectively, the “Contracts”). Prior to execution of this Agreement, the Company has provided to the Company true, correct and complete copies of the written Contracts and descriptions of terms of oral Contracts, including any and all amendments thereto. Assuming the Contracts constitute the valid and binding agreements of the parties thereto other than the Company, such Contracts are valid, legally binding and enforceable against the Company and the other parties thereto, subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equitable principles. Neither the Company nor, to the best knowledge of the Company, any other party to any of the Contracts is in breach of, or in material default (that would result in damages or availability of equitable relief to another party thereto) under, any of the Contracts and no event has occurred which, with the notice or lapse of time, or both, would constitute a material default (that would result in damages or availability of equitable relief to another party thereto) by the Company or, to the best knowledge of the Company, any other party to any of the Contracts. Except as previously disclosed by the Parties, the assignment of any of the Contracts by way of the Merger to Phoenix Life in accordance with this Agreement will not constitute a breach or violation of such Contract. All Contracts were entered into on an “arm's length” basis based on commercial and not personal considerations, and have been entered into in the ordinary course of business.

4.12

LITIGATION; JUDGMENTS. Except as previously disclosed by the Parties, there are no material legal actions, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Assets before any court, tribunal or governmental body. There is no action, proceeding or investigation pending, or to the best knowledge of the Company, threatened against or involving the Company, Stockholders, or the operation of the Business, nor is there any action or proceeding pending or, to the best knowledge of the Company, threatened before any court, tribunal or governmental body seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of transactions contemplated by this Agreement, or which might materially and adversely affect the Business or the Assets, or the Company's or Stockholders’ ability to consummate the transactions contemplated by this Agreement and the Transaction Documents. Neither the Company nor, to the best of the knowledge of the Company, Stockholders, are subject to any judgment, order or decree entered in any lawsuit or proceeding relating to the Assets or the operation of the Business.

4.13

EMPLOYEES. Except as previously disclosed by the Parties, the Company does not use the services of independent contractors or consultants in connection with the Business. The Parties acknowledge and agree that any such contracts previously disclosed shall be assumed by the Company. The Company is not a party to any collective bargaining agreement or any other contract, written or oral, with any trade or labor union, employees' association or similar organization. There are no strikes, slowdowns, picketing, work stoppages or labor disputes pending or threatened, or to the best knowledge of the Company or Common stockholders, any attempts at union organization of the employees of the Company. All salaries and wages paid and withheld by the Company are and have been in compliance with all applicable federal, state and local laws.

4.14

BROKERS FEES AND EXPENSES. Neither the Company nor Phoenix Life have retained or utilized the services of any broker, finder or intermediary, or paid or agreed to pay any fee or commission to any person or entity for or on account of the transactions contemplated hereby, or had any communications with any person or entity with respect thereto which would obligate the Company to pay any such fees or commissions.

4.15

BANK ACCOUNTS. Any bank account currently held or controlled by the Parties or their related subsidiaries shall be assigned to the Company.

4.16

HAZARDOUS SUBSTANCES. For purposes of this Agreement: (i) “Environmental Laws” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., and all other applicable federal, state, county, municipal, administrative or other laws, ordinances, rules, regulations and requirements or common law doctrines pertaining to environmental, health, safety or ecological conditions, along with any regulations promulgated thereunder; and (ii) “Hazardous Material” means (A) any “hazardous substance,” “hazardous waste” or “hazardous material” defined as such in (or for purposes of) any Environmental Law; (B) any petroleum product; and (C) any other substance, regardless of physical form, that is subject to any law regulating, or imposing obligations, liability, or standards of conduct concerning the protection of human health, plant life, animal life, natural resources, or property; provided that "Hazardous Material" shall not be deemed to include ordinary cleaning supplies customarily used in the operation of the Business, kept in such quantities as are customarily found in businesses similar to the Business provided the same are used, stored and disposed of in all respects in accordance with all laws regulating the same and that such use, storage or disposal of same has not and will not cause the Company, the Company or the Surviving Corporation to incur any liability.

(i)

To the best knowledge of the Company, no prior owner, user or occupant of any Real Property or any property formerly owned, leased, or occupied by the Company (collectively, the “Properties”) has conducted or authorized the use, generation, transportation, storage, handling, treatment, or disposal of any Hazardous Material on the Properties;

(ii)

To the best of the knowledge of the Company during the Company's ownership, leasing and occupancy of the Properties, there has been no spill, discharge, release, emission, or contamination of any of the Properties by any Hazardous Material, and, to the best knowledge of the Company, no Hazardous Substance exists on any of the Properties;

(iii)

the Company has not received any written actual notice of, and to the best knowledge of the Company, no governmental authority or any employee or agent thereof has determined, or threatens to determine, that there exists a violation of any Environmental Law at the Properties or that the Company or the Properties have incurred any liability under any Environmental Law;

(iv)

To the best of the knowledge of the Company, there is no pending litigation or proceeding before any court or any governmental or administrative body in which it is alleged that there has been a discharge, spill, disposal or release of any Hazardous Material which, if determined adversely, would have a Material Adverse Effect on the Company, or the Business or Assets, nor are the Company aware of any facts or circumstances that would reasonably lead it to believe that any person or governmental authority may allege any of the foregoing;

(v)

There are no agreements between the Company and any governmental body or agency (federal, state or local) relating in any way to the presence, spill, discharge, release, threat of release, storage, treatment or disposal of any Hazardous Material;

(vi)

the Company has owned or operated the Premises in compliance with all Environmental Laws;

(vii)

the Company and the Assets have, without violation, all necessary permits under the Environmental Laws;

(viii)

During the Company's leasing and occupancy of the Properties, (A) none of the Properties has been excavated; and (B) no construction debris or other debris was buried on any of the Properties in the portion of the Properties occupied by the Company during the Company's period of occupancy;

(ix)

To the best of the knowledge of the Company, neither the Company, the Common stockholders nor the Properties have incurred any liability resulting from the disposal of, or the arrangement for disposal of, any Hazardous Materials either at the Properties or at the property of any third party.

(x)

the Company has delivered to the Company copies of all documents, reports or tests with respect to the compliance of the Properties and Assets with the Environmental Laws or the presence of any Hazardous Material on the Properties that were (A) prepared for the Company; or (B) prepared for other parties and are in the possession of the Company and, to the best knowledge of the Company, all such reports and tests contain no material misstatements or omissions.

4.17

REPRESENTATIONS AS TO PROPERTY.

The Parties acknowledge and agree that any Contracts related to the use, purchase, or lease of real property (the “Real Property”) will be assumed by Surviving Corporation.

(a)

Zoning and Use.

(i)

To the best of the knowledge of the Parties no part of the Real Property is subject to any building or use restriction that restricts or prevents the present use of the Real Property;

(ii)

To the best of the knowledge of the Company the Real Property is properly and duly zoned for its current use.

(iii)

To the best of the knowledge of the Company there are no violations of any rule, regulation, code, resolution, ordinance, statute or law of any government, governmental agency or Insurance Board of Underwriters involving the use, maintenance, operation or condition of the Real Property or any part thereof;

(iv)

There are no outstanding notices or orders directed to the Company of any governmental authority having jurisdiction over the Real Property not fully and duly complied with, affecting the use or operation of any part of the Real Property or requiring, as of the date hereof or as of a specified or unspecified date in the future, any repairs or alterations or additions or improvements thereto;

(v)

All necessary permits and licenses required in connection with the current uses of the Real Property have been obtained and are currently in full force and effect;

(vi)

To the best of the knowledge of the Company the Facility, is not located in any conservation or historic district, but is in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards.

(vii)

The Company has not received any recommendation from any of its insurers with respect to the Facility which has not been acted upon to the satisfaction of such insurer;

(b)

Encroachment. To the best of the knowledge of the Company no improvements located on the Real Property violate any setback requirements or encroach on any adjacent property and no buildings or other improvements of any kind encroach on the Real Property, including the Facility.

(c)

No Mechanics' Liens. No labor has been performed or material furnished the Facility, for or on behalf of the Company for which the Company is legally liable and has not heretofore fully paid, or for which any mechanics' or materialmen's lien or liens, or any other lien, can be claimed by any person, party or entity adverse to the interests of Company.

(d)

No Condemnation Proceedings. To the best of the knowledge of the Company no condemnation or eminent domain proceedings are pending or, to the best of the Company's or Common stockholders' knowledge, threatened or contemplated against the Real Property or any part thereof, and the Company has received no notice, oral or written, of the desire of any public authority or other entity to take or use the Real Property or any part thereof. The Company will give the Company prompt written notice of any actual or, if known to the Company or the Common stockholders, any threatened or contemplated condemnation of any part of the Real Property, or the Facility.

(e)

Taxes, Assessments. To the best of the knowledge of the Company the Company has paid, or will pay at or prior to Closing, all personal property taxes, assessments, charges, fees, levies and impositions (general or special) related to the Assets, coming due prior to the Closing. Other than as previously disclosed by the Parties, the Company has received no notice from its landlord or others that its rent is to be increased because of any increase in taxes, assessments, charges, fees, levies or imposition related to the Properties.

(f)

Construction of Improvements. To the best of the knowledge of the Company the Facility is structurally safe and sound, is fit for the purposes for which it is being employed, and does not contain asbestos or PCB's.

(g)

Utilities. To the best of the knowledge of the Company usable public sanitary and storm sewers, public water facilities, gas, electrical and telephone facilities (collectively the “Public Utilities”) necessary to the current operation of the Real Property are installed in, and are properly connected to, the Real Property and can be used without any charge except the normal and usual metered public utility charges and usual sewer charges.

(h)

Access to Public Road. To the best of the knowledge of the Company the Real Property abuts a public roadway, and the right of ingress and egress from said roadway to and from the Real Property is not restricted or limited in any manner.

4.19

FULL DISCLOSURE. The statements, representations and warranties made by the Company in this Agreement and in the Schedules, Revised Schedules and Exhibits referenced herein do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PHOENIX LIFE

In order to induce the Company to enter into this Agreement and consummate the transactions contemplated hereby, Phoenix Life hereby make the following representations and warranties to the Company as follows, each of which representations and warranties is material to and relied upon by the Company:

5.1

ORGANIZATION OF PHOENIX LIFE. The Company is a corporation duly organized and validly existing under the laws of the State of Nevada. Phoenix Life is a corporation duly organized and validly existing under the laws of Canada. Each of Phoenix Life and the Company has the corporate power and authority to own its respective properties and to carry on its respective businesses as now being conducted by it.

5.2

CORPORATE POWER AND AUTHORITY; DUE AUTHORIZATION. Phoenix Life have full corporate power and authority to execute and deliver this Agreement and each of the agreements, documents and instruments referenced in this Agreement to which each of Phoenix Life is or will be a party (“the Company’s Transaction Documents”) and to consummate the transactions contemplated hereby and thereby. The Boards of Directors of Phoenix Life have duly approved and authorized the execution and delivery of this Agreement and each of the Company’s Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of Phoenix Life is necessary to approve and authorize the execution and delivery of this Agreement and such the Company’s Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Assuming that this Agreement and each of the Companys’ Transaction Documents constitutes a valid and binding agreement of the Company or Common stockholders, as the case may be, this Agreement and each of the Companys' Transaction Documents constitutes, or will constitute when executed and delivered, a valid and binding agreement of Phoenix Life, in each case enforceable against Phoenix Life in accordance with its terms, subject to laws of general application in effect affecting creditors’ rights and subject to the exercise of judicial discretion in accordance with general equitable principles.

5.3

NO CONFLICT. Assuming all consents, approvals, authorizations, and other actions listed on Schedule 5.3 attached hereto have been obtained or taken prior to the date hereof or Closing as indicated thereon, the execution and delivery by Phoenix Life of this Agreement, the Companys’ Transaction Documents and the consummation by Phoenix Life of the transactions contemplated hereby and thereby do not and will not (a) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority; (b) violate the terms of any instrument, document or agreement to which the Company or Phoenix Life is a party, or by which the Company or Phoenix Life or the property of the Company or Phoenix Life is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time, or both) a default under any such instrument, document or agreement; (c) violate the Company's or Phoenix Life's Certificate of Incorporation or bylaws; or (d) violate any order, writ, injunction, decree, judgment, ruling, law or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to the Company or Phoenix Life, or the business or assets of the Company or Phoenix Life, and relating to the transactions contemplated hereby.

5.4

BROKERS FEES AND EXPENSES. Neither the Company nor Phoenix Life have retained or utilized the services of any broker, finder, or intermediary, or paid or agreed to pay any fee or commission to any person or entity for or on account of the transactions contemplated hereby, or had any communications with any person or entity which would obligate the Company or Common stockholders to pay any such fees or commissions.

ARTICLE 6

MISCELLANEOUS PROVISIONS

6.1

SEVERABILITY. If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision shall be ineffective to the extent of such prohibition or shall be modified to conform with such laws, without invalidating the remaining provisions hereto.

6.2

MODIFICATION AND WAIVER. This Agreement may not be changed or modified except in writing specifically referring to this Agreement and signed by the Company, Phoenix Life, the Company and Common stockholders. No change, amendment or attempted waiver of any provision hereof shall be binding on the other parties unless reduced to writing and signed by the Company, Phoenix Life, the Company. Unless specifically provided otherwise herein or agreed to by the Company, Phoenix Life, the Company in writing, no modification, waiver, termination, rescission, discharge or cancellation of this Agreement shall affect the right of the parties hereto to enforce any claim, whether or not liquidated, which accrued prior to the date of such modification, waiver, termination, rescission, discharge, or cancellation of this Agreement, and no waiver of any provision or of any default under this Agreement shall affect the right of any party to enforce such provision or to exercise any right or remedy in the event of any other default, whether or not similar.

6.3

ASSIGNMENT; BINDING AGREEMENT. This Agreement, the Transaction Documents and the Companys' Transaction Documents may not be assigned by any party hereto without the prior written consent of the other parties, provided that the Company may assign this Agreement in whole or in part to one or more wholly-owned subsidiaries without the consent of the Company or Common stockholders (but no such assignment shall relieve the Company of its obligations hereunder). The terms and conditions hereof shall survive the Closing (subject to Article 6) and shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

6.4

COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, with the same effect as if the signatures thereto were in the same instrument. This Agreement shall be effective and binding on all parties when all parties have executed and delivered a counterpart of this Agreement.

6.5

NOTICES. All notices, requests, demands, claims or other communications hereunder will be in writing and shall be deemed duly given if personally delivered, sent by a recognized overnight delivery service which guarantees next day delivery (“Overnight Delivery”) or mailed registered or certified mail, return receipt requested, postage prepaid, transmitted or addressed to the intended recipient as set forth below. Any other form of delivery shall be effective only if receipt is acknowledged by the recipient by other than automatic means.

To Phoenix Life:

Martin Tindall, CEO

Phoenix Life Sciences

International Limited

3000 Lawrence Street

Denver, CO 80205

To The Company:

Mr. Lewis Humer

Mr. Russell Stone

Stem Bioscience, Inc.

3000 Lawrence Street

Denver, CO 80205

or at such other address as any party hereto notifies the other parties hereof in writing. The parties hereto agree that notices or other communications that are sent in accordance herewith (iii) by personal delivery will be deemed received on the day delivered, or on the first business day thereafter if not sent on a business day, (iv) by Overnight Delivery, will be deemed received on the day represented by the delivery service as the delivery date, or on the first business day thereafter if not delivered on a business day, (v) by U.S. mail, will be deemed received on the day represented by the United States Postal Service as the delivery date, and (vi) by any other means on the day receipt is acknowledged by other than automatic means, or such earlier date set forth in the acknowledgment.

6.6

ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement, together with the Exhibits, Schedules and Revised Schedules referenced herein, constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any person other than the Company, the Company and, after the Closing Date, the Common stockholders, any rights or remedies hereunder.

6.7

FURTHER ASSURANCES. The parties to this Agreement agree to execute or deliver, both before and after Closing, any additional information, documents or agreements contemplated hereby or necessary or appropriate to effect and consummate the transactions contemplated hereby. Common stockholders and the Company agree to provide to the Company, both before and after the Closing, such information as the Company may reasonably request in order to consummate the transactions contemplated hereby and to effect an orderly transition of the Business following Closing.

6.8

CONSTRUCTION. Within this Agreement the singular shall include the plural and the plural shall include the singular and any gender shall include all other genders, all as the meaning and context of this Agreement shall require. In connection with any action or event which by the terms hereof requires consent of a party hereto, such consent shall not be unreasonably withheld or delayed.

6.9

CHOICE OF LAW. This Agreement and all documents executed in connection therewith shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

6.10

CONSENT TO JURISDICTION. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Nevada or the Court of Clark County, NV (except that the Company's right to move for removal to federal court, if any, shall not be defeated by the terms hereof) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Any federal or state court for Clark County shall be the exclusive jurisdiction and venue for any dispute between and among any of the parties hereto.

6.11

SCHEDULES AND EXHIBITS. All Schedules and Exhibits referenced in this Agreement, whether attached hereto or not, shall be deemed to be a part of this Agreement, and this Agreement shall be construed in accordance therewith.

6.12

DEFINITION OF DAYS. For purposes of this Agreement, a “business day” is a day on which both federally- and state-chartered banks are open for business. Notwithstanding anything to the contrary in this Agreement, no action shall be required of the parties hereto except on a business day and in the event an action is required on a day which is not a business day, such action shall be required to be performed on the next succeeding day which is a business day. All references to “day” or “days” shall mean calendar days unless specified as a “business day.”

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement under seal as of the date first written above.

Company	Phoenix Life

/s/ Lewis Humer	/s/Martin Tindall

Lewis Humer	Martin Tindall

CEO	CEO

140105

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Articles of Merger
(PURSUANT TO NRS 92A.200)
Page 1

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Articles of Merger
(Pursuant to NRS Chapter 92A)

1) Name and jurisdiction of organization of each constituent entity (NRS 92A.200):

☐ **If there are more than four merging entities, check box and attach an 8 1/2" x 11" blank sheet containing the required information for each additional entity from article one.**

Phoenix Life Sciences International Limited
Name of **merging** entity

Canada (BC) — Jurisdiction
Corporation — Entity type *

Name of **merging** entity

Jurisdiction
Entity type *

Name of **merging** entity

Jurisdiction
Entity type *

Name of **merging** entity

Jurisdiction
Entity type *

and,

Phoenix Life Sciences International Limited
Name of **surviving** entity

Nevada — Jurisdiction
Corporation — Entity type *

* Corporation, non-profit corporation, limited partnership, limited-liability company or business trust.

Filing Fee: $350.00

This form must be accompanied by appropriate fees.

Nevada Secretary of State 92A Merger Page 1
Revised: 1-5-15

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Articles of Merger

(PURSUANT TO NRS 92A.200)

Page 2

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

2) Forwarding address where copies of process may be sent by the Secretary of State of Nevada (if a foreign entity is the survivor in the merger - NRS 92A.190):

Attn:

c/o:

3) Choose one:

☒ **The undersigned declares that a plan of merger has been adopted by each constituent entity (NRS 92A.200).**

☐ **The undersigned declares that a plan of merger has been adopted by the parent domestic entity (NRS 92A.180).**

4) Owner's approval (NRS 92A.200) (options a, b or c must be used, as applicable, for each entity):

☐ **If there are more than four merging entities, check box and attach an 8 1/2" x 11" blank sheet containing the required information for each additional entity from the appropriate section of article four.**

(a) Owner's approval was not required from

Name of **merging** entity, if applicable

Name of **merging** entity, if applicable

Name of **merging** entity, if applicable

Name of **merging** entity, if applicable

and, or;

Name of **surviving** entity, if applicable

This form must be accompanied by appropriate fees.

Nevada Secretary of State 92A Merger Page 2
Revised: 1-5-15

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Articles of Merger
(PURSUANT TO NRS 92A.200)

Page 3

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

(b) The plan was approved by the required consent of the owners of *:

Phoenix Life Sciences International Limited, a Canada Corporation
Name of **merging** entity, if applicable

Name of **merging** entity, if applicable

Name of **merging** entity, if applicable

Name of **merging** entity, if applicable

and, or;

Phoenix Life Sciences International Limited, a Nevada Corporation
Name of **surviving** entity, if applicable

* Unless otherwise provided in the certificate of trust or governing instrument of a business trust, a merger must be approved by all the trustees and beneficial owners of each business trust that is a constituent entity in the merger.

This form must be accompanied by appropriate fees.

Nevada Secretary of State 92A Merger Page 3
Revised: 1-5-15

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Articles of Merger

(PURSUANT TO NRS 92A.200)

Page 4

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

(c) Approval of plan of merger for Nevada non-profit corporation (NRS 92A.160):

The plan of merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation.

Name of **merging** entity, if applicable

Name of **merging** entity, if applicable

Name of **merging** entity, if applicable

Name of **merging** entity, if applicable

and, or;

Name of **surviving** entity, if applicable

This form must be accompanied by appropriate fees.

Nevada Secretary of State 92A Merger Page 4
Revised: 1-5-15

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Articles of Merger

(PURSUANT TO NRS 92A.200)

Page 5

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

5) Amendments, if any, to the articles or certificate of the surviving entity. Provide article numbers, if available. (NRS 92A.200)*:

6) Location of Plan of Merger (check a or b):

☒ (a) The entire plan of merger is attached;

or,

☐ (b) The entire plan of merger is on file at the registered office of the surviving corporation, limited-liability company or business trust, or at the records office address if a limited partnership, or other place of business of the surviving entity (NRS 92A.200).

7) Effective date and time of filing: (optional) (must not be later than 90 days after the certificate is filed)

Date: ________ **Time:** ________

* Amended and restated articles may be attached as an exhibit or integrated into the articles of merger. Please entitle them "Restated" or "Amended and Restated," accordingly. The form to accompany restated articles prescribed by the secretary of state must accompany the amended and/or restated articles. Pursuant to NRS 92A.180 (merger of subsidiary into parent - Nevada parent owning 90% or more of subsidiary), the articles of merger may not contain amendments to the constituent documents of the surviving entity except that the name of the surviving entity may be changed.

This form must be accompanied by appropriate fees.

Nevada Secretary of State 92A Merger Page 5
Revised: 1-5-15

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Articles of Merger

(PURSUANT TO NRS 92A.200)

Page 6

S

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

8) Signatures - Must be signed by: An officer of each Nevada corporation; All general partners of each Nevada limited partnership; All general partners of each Nevada limited-liability limited partnership; A manager of each Nevada limited-liability company with managers or one member if there are no managers; A trustee of each Nevada business trust (NRS 92A.230)*

☐ **If there are more than four merging entities, check box and attach an 8 1/2" x 11" blank sheet containing the required information for each additional entity from article eight.**

Phoenix Life Sciences International Limited, a Canada Corporation
Name of **merging** entity

X [signature] CEO 18 Sep 18
Signature Title Date

Name of **merging** entity

X
Signature Title Date

Name of **merging** entity

X
Signature Title Date

Name of **merging** entity

X
Signature Title Date

and,

Phoenix Life Sciences International Limited, a Nevada Corporation
Name of **surviving** entity

X [signature] CEO 18 Sep 18
Signature Title Date

* The articles of merger must be signed by each foreign constituent entity in the manner provided by the law governing it (NRS 92A.230). Additional signature blocks may be added to this page or as an attachment, as needed.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State 92A Merger Page 6
Revised: 1-5-15